EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated February 13, 2015, except for the change in composition of reportable segments discussed in Note 21 to the consolidated financial statements, as to which the date is February 10, 2017 relating to the financial statements, which appears in Honeywell International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ
December 22, 2017